EXHIBIT 99.2
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                                 MEDAMICUS, INC.
                         APRIL 12, 2001 CONFERENCE CALL
                           QUESTION AND ANSWER SESSION
                                  2:30 P.M. CDT

Jim Hartman:     That's all my comments. At this time I would be happy to answer any questions which anyone may have.

Operator:        If there are any questions on the phone lines, please press the star one on your touch-tone phone. If you are using a speakerphone, please pick up your handset and press the star one at that time. Please go ahead with your questions.

                 Your first question from Gary Kohler. Please state your affiliation.

Gary Koehler:    Hi, Jim, this is Gary Kohler with White Box. Congratulations, nice quarter. I understand there was a catheter price increase during the quarter? What was the unit growth in catheter sales? And do you attribute the growth of catheter sales to the new program we're trying to increase usage among the installed base?

Jim Hartman:     There was a price increase which was slightly less than 10% and it took place in October of last year I believe. The increase in catheter revenue we experienced in the first quarter, at least from my perspective, had not a whole lot to do with our program of trying to increase catheters from our existing customers and primarily because I don't think we have given that enough time to be particularly effective. We just got going with that towards the end of January. I do think it's going to be effective. But I would say that the gain in the first quarter is from the fact that we put new boxes, new monitors, in the field during the course of the year that we're getting a full years benefit from now plus the price increase that went in place.

Gary Koehler:    Thanks.

Operator:        Your next question is from Steve Emmerson. Please state your affiliation.

Steve Emmerson:  Steve Emmerson, Emmerson Investment Group. Congratulations.

Jim Hartman:     Thanks Steve.

Steve Emmerson: I'm trying to understand the Arterial market place and your product. What part of it, for what part of it do you have an exclusive license from Med Design, and perhaps you can comment or give us some insight as to what discussions you may be having in terms of becoming exclusive for the whole market place?

Jim Hartman:     Well, I probably won't share with you what discussions we are having. But I can tell you what the situation is. There are, first of all the safety needle which is the primary product that we're working on right now. We have exclusive distribution rights for that product in the Venous market and we have non-exclusive rights in the Arterial market for that product. And we're, I guess I can share with you, the fact that we are having some discussions about what opportunities there may be in the Arterial market for the safety needle. But again in the Venous market, which is the primary market we participate in, we have exclusive rights to that product. We do not currently have a customer base in the Arterial market, so that's a new arena for us, and again we are talking about how we might together go attack that market.

                 In the next generation product, which is the safety introducer, which is a combination of Med Designs proprietary technology for the safety needle and our introducer technology, we have exclusive rights to market that product in both the Arterial and the Venus market. But that product is probably the second half of 2002 before we would get that product to market.


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Steve Emmerson:  Can you just discuss, or perhaps, what are the advantages of your product for the Arterial market and can you give us a flavor as to the size of that market, the economic opportunity in the Arterial market versus the Venus market?

Jim Hartman:     The advantages of the safety needle?

Steve Emmerson: Or your approach to the Arterial market. The, you know, how much time it may be saved in the Cath Lab.

Jim Hartman:     Okay. Well the, in the safety needle arena, the advantages are the same as they are in the Venous market, it's just bringing a product that's safe and is absolutely going to be necessary in the hospital market for accessing the Arterial System. For the safety introducer market, our opportunity which is again this next generation product, there are about 2 to 3 million procedures in the Venus market that we have the opportunity to convert to this system. And there are about 20 to 30 million procedures that are done in the Arterial market, again that we have the opportunity to market our new generation product to. The advantages of the product is that now a Selinger technique, which is what physicians use to gain access to a vein or an artery, is a series of steps including a needle and syringe and the insertion of a guide wire and then the insertion of a dilator and sheath over the guide wire to gain access to where the physician wants to go. The advantages of our design that we're working on is that all of those products are in one product and they can be done very quickly and efficiently. And we hope that in a procedure that takes 20 minutes to a half an hour that we can take a good chunk of that time away and reduce the amount of trauma that would be there for the patient.

                 None of that has been tested out, of course, in any clinical studies. We're not FDA approved so we are not out doing that. But at least conceptionally it seems like this product will have some significant advantages in the Cath Lab.

Steve Emmerson: And can you comment on how far along this product is in animal studies? Have you come up with a, how far along are you in the development and perhaps what could this product sell for in the market place?

Jim Hartman:     Well, we're not terribly far along as you know. Our arrangement with Med-Design is they do the development work on the safety needle and they will do the development work on the safety introducer. We are coming to, hopefully, a close here fairly soon in and fix the design of the safety needle which will then be put it into production and at that point we will begin the next step of designing the safety introducer. And that going to be primarily led by the Med Design team and with certainly significant involvement from our group. That will likely commence some time this summer once we've transitioned the safety needle into production.

                 And at this juncture, all we have done with the product is to conceptionally design it. And certainly we have shown it to some of our customers of our clinical advisors who would think, again, in sort of a slang way, 'it's really neat'. But we haven't seen, we haven't been able to go out and put it in clinical studies. It won't be for some time until we get to the regulatory process.

                 We would expect that that product, if we can successfully market it, would sell for something around the same price as a procedural kit, which would be in the $20 to $25 range.

Steve Emmerson:  That would be wholesale price?

Jim Hartman:     That would be the price to our OEM customers.

Steve Emmerson:  To the OEM's.

Jim Hartman:     Yes.

Steve Emmerson:  Thank-you very much. And very exciting opportunity.


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Jim Hartman:     Thanks Steve.

Operator:        Your next question from Bill Black. Please state your
affiliation.

Bill Black:      Yeah, Bill Black, WAB Capital. Yeah hi. I can say, what I'm pleasantly surprised at is your, the gross margins for the first quarter. First of all, were they higher than what you had budgeted? Because I know that the guidance that you had been giving for the year was that they would probably in the 48 to 49 range compared to almost 51% last year.

Jim Hartman:     That's still my belief and as my comments indicated, I still think that we will lose a few percentage points off of our gross margin as the year goes along. And some of the costs that I anticipate, we anticipate will bring the margins down a little bit are being put in place as we speak. And so I don't think we have quite the impact of those in the first quarter that we'll have in the next couple of quarters.

Bill Black:      Okay. What about the, could you comment on the quarter that ended that the, apparently the, the sales, the advanced stats for the left ventricular, the left ventricle, what do they contribute to, you know, revenues compared to a year earlier?

Jim Hartman:     That's not information that we publicly disclose for a number of reasons. One is because it has an impact in our, is relevant to our customers. We try not to bust out particular product lines. So I guess I won't comment on that at this time.

Bill Black:      Okay. Could you comment on the quarter that ended, how much your overall business with Medtronics increased over the previous year?

Jim Hartman:     Again, I don't have those numbers handy.

Bill Black:      Oh, okay.

Jim Hartman:     Probably aren't, again, information on a by customer basis that we typically share with the public.

Bill Black:      Okay. Those are my questions.

Jim Hartman:     Okay.

Bill Black:      Thank-you.

Operator:        Your next question from Dennis Neilson. Please state your
company.

Dennis Neilson: Hi Jim. MJSK. I had a question on, you talked about having some equipment shipped in and opening, or enlarging your clean room. What kind of capital investment will you be making and what kind of cap ex expenditures will you have this year?

Jim Hartman: Well, the expenditures that I think will, I'm going to make an approximation here, but, to get ourselves in a position to do the safety needle production, I would expect that those costs would probably run somewhere in the $6 to $800,000 range of capital. And overall for this year, our capital expenditures, we anticipate spending about $1.3 million on capital expenditures this year to get ourselves in a position to accommodate the growth of our business. We have two new presses, that, one in house and running, one is coming. We have a new CNC Mill to do more rapid turnarounds on molds. And then the clean room expansion and then the tooling for the new products that are coming online. So it's a significant investment.

Dennis Neilson: Yeah. $1.3 million. How would that compare with cap ex last year?

Jim Hartman:     That would be probably be about more than double.


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Dennis Neilson:  Okay. Then one other question. You mentioned staffing up also for safety needle production. How many people will you be adding and how rigorous is the training that they'll have to take on?

Jim Hartman:     I can't communicate to you how many people, most because I don't know.

Dennis Neilson:  Okay.

Jim Hartman:     And, but I don't think that the training to manufacture the needle will be particularly rigorous. It will be in the clean room environment but I think it's a mostly a gluing assembly. We'll just end up with a series of parts that we'll be able to glue together.

Dennis Neilson: Okay. One last question. You had talked about the savings realized through your reorganization that you saw in the first quarter. Are there additional savings that you expect to accrue to you from that reorganization or are all of those savings in place?

Jim Hartman:     I think they are all in place. We did the, a staff reduction and redirected our strategy in, and I don't see any additional savings that will accrue to us going forward from here.

Dennis Neilson:  Okay. Thank-you very much.

Operator:        Once again, if there are any questions, please press the star one on your touch-tone phone. Mr. Hartman, there are no further questions at this time.

Jim Hartman:     Okay.  Thank-you very much.

Operator:        This concludes today's call.  Please disconnect your









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